Exhibit 16.1

Lawrence Scharfman & Co. CPA P.A.

June15, 2009

Securities and Exchange Commission
1010 F Street, NE
Washington, DC 20549

Re: 310 Holdings, Inc.

Dear Sirs:

We have read the statements included under Item 4.01 of Form 8-K/A dated as of June 15, 2009 of Freedom Environmental Services, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Tarvaran, Askelson & Company, LLP was approved by the Board of Directors, that they were not consulted prior to their appointment as auditors or the concerns disclosed therein.

Yours truly,

Lawrence Scharfman & Co. CPA P.A.

/s/ Lawrence Scharfman
Lawrence Scharfman